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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Pearson                        Robert                  C
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     8080 N. Central Expressway, Suite 210, LB-59
--------------------------------------------------------------------------------
                                    (Street)

     Dallas                           TX                 75206
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     CaminoSoft Corp. (CMSF)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     March 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     November 2001
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

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Common Stock                                                                                     2,458,333        I        (1)
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Common Stock                                                                                     1,576,667        I        (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       882,900        I        (3)
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====================================================================================================================================

Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth Investment Trust PLC
(3)  Securities held by BFS US Special Opportunities Trust PLC
(4)  Securities held by Renaissance Capital Group, Inc.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Adviser to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC, and the Investment Manager for Renaissance US Growth Investment Trust PLC, and may therefore be deemed the beneficial owner of such securities.
The Reporting Person disclaims such beneficial ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Warrants                                                                                                 500,000     I       (1)
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Options                                                                                                   51,300     I       (2)
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Options                                                                                                   11,700     I       (4)
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$127,000
6% Convert
Debenture                                                                                         $.806  158,568     I       (3)
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$197,000
6% Convert
Debenture                                                                                         $.900  218,889     I       (3)

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$170,000
6% Convert
Debenture                                                                                         $.790  215,190     I       (3)
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$150,000
6% Convert
Debenture  $0.615   03/18/03             P  243 902    A     Immed     11/27/05 Common   243,902  $.615  243,902     I       (3)
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====================================================================================================================================

Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth Investment Trust PLC
(3)  Securities held by BFS US Special Opportunities Trust PLC
(4)  Securities held by Renaissance Capital Group, Inc.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Adviser to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC, and the Investment Manager for Renaissance US Growth Investment Trust PLC, and may therefore be deemed the beneficial owner of such securities.
The Reporting Person disclaims such beneficial ownership.



/S/  Robert C. Pearson                                    March 24, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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